Exhibit 23.3

Consent of Independent Auditors

The Executive Committee

Chalmette Refining, L.L.C. and Subsidiaries:

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-206728 on Form S-4 of our report dated July 21, 2015, included herein with respect to the consolidated balance sheets of Chalmette Refining, L.L.C. and subsidiaries (“Chalmette Refining”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for the years then ended, which report appears herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report dated July 21, 2015 contains emphases of matter paragraphs that state that Chalmette Refining is dependent on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable Chalmette Refining to realize its assets and discharge its liabilities in the normal course of business as well as that substantially all of Chalmette Refining’s sales were to ExxonMobil Oil Corporation (“ExxonMobil”), a majority of Chalmette Refining’s purchases of crude oil and petroleum feedstock emanate from transactions with its owners, and portions of certain expenses represent allocations made from ExxonMobil. Our opinion was not modified with respect to these matters.

/s/ KPMG LLP

New Orleans, Louisiana

October 26, 2015